Exhibit 99-2
NEWS BULLETIN FROM: FOR IMMEDIATE RELEASE

CalAmp Offers to Acquire LoJack for $5.50 per Share in Cash,
Representing a 58% Premium, in $113 Million Transaction

CalAmp’s Offer Provides LoJack Shareholders with Immediate and
Certain Cash Value at a Significant Premium

Combination Would Create a Market Leader Well-Positioned to Drive Broad
Adoption of Vehicle Telematics Technologies and Applications

OXNARD, CA - December 10, 2015 – CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today announced that it has made an offer to acquire all of the outstanding shares of common stock of LoJack Corporation (NASDAQ: LOJN) (“LoJack”), a provider of vehicle theft recovery systems and advanced fleet management solutions, for $5.50 per share in cash, in a transaction valued at approximately $113 million.

CalAmp’s offer represents a premium of:

●	58% to LoJack’s closing stock price on December 9, 2015;
●	75% to LoJack’s average closing price for the last 60 days; and
●	24% to LoJack’s 52 week high.

“For nearly two years, we have tried to engage with LoJack in friendly discussions regarding a combination of our two companies, and in the past 14 months we have made three all-cash offers to LoJack. To our disappointment, and to the detriment of LoJack’s shareholders, LoJack has not demonstrated willingness to move toward actively negotiating a transaction with us. We are excited by the prospect of combining our two businesses and believe our $5.50 per share cash offer provides LoJack shareholders with a substantial premium for their investment in LoJack, while also eliminating the risks associated with LoJack continuing to operate on a standalone basis,” said Michael Burdiek, CalAmp’s President and Chief Executive Officer.

Mr. Burdiek continued, “The combination of LoJack’s world renowned brand and strong relationships with CalAmp’s leading portfolio of wireless connectivity devices, software, services and applications would create a market leader that is well-positioned to drive the broad adoption of vehicle telematics technologies and applications worldwide. Moreover, we respect and admire the talented team at LoJack and believe that the benefits of a business combination are significant for stakeholders of both companies. The Board of Directors of CalAmp unanimously supports this offer and believes, with close cooperation and focus among our respective teams, we can move expeditiously to complete due diligence and execute a definitive agreement. We look forward to LoJack’s careful and serious consideration of our offer and remain ready to engage with LoJack’s Board of Directors to complete this transaction.”

CalAmp Offers to Acquire LoJack
December 10, 2015

CalAmp today sent the following letter to LoJack’s Chief Executive Officer and President and Board of Directors:

December 10, 2015

Mr. Randy L. Ortiz
Chief Executive Officer and President
LoJack Corporation
40 Pequot Way
Canton, Massachusetts 02021

Dear Randy:

As you are aware, CalAmp has been trying to engage with LoJack in friendly discussions regarding a business combination for nearly two years. We are very disappointed that you have not moved toward actively negotiating a transaction with us in light of our latest offer of $5.50 per share in cash for 100% of the outstanding shares of LoJack dated November 10, 2015. Given our strong belief in the compelling opportunities a potential combination of CalAmp and LoJack offers, and having been unsuccessful in moving forward privately, we have determined that the most constructive path forward to realize the value inherent in this combination is to provide your shareholders with the details of our compelling offer.

Accordingly, on behalf of our Board of Directors, we are writing to again offer to acquire all of the issued and outstanding shares of the common stock of LoJack for $5.50 per share in cash. This offer represents a 58% premium to LoJack’s closing price on December 9, 2015, a 75% premium to LoJack’s average closing stock price for the last 60 days and a 24% premium to LoJack’s 52 week high. It is important to highlight that LoJack’s stock has not traded above our latest offer price over the last 17 months. Moreover, our offer provides LoJack shareholders with this substantial cash premium for their investment in LoJack while also eliminating the risks associated with LoJack continuing to operate on a standalone basis.

CalAmp Offers to Acquire LoJack
December 10, 2015

As you are well aware, in addition to our November 10, 2015 offer, we have previously made two other written offers to acquire all of the outstanding shares of LoJack, the first in October 2014 and the second in March 2015, that were rejected by the LoJack Board. Since our initial proposal, LoJack’s top-line performance has declined with reported revenue decreasing more than 2% through the first nine months of fiscal 2015 as compared to the prior year, a continuation of a multi-year revenue decline trend. Since we first approached you about a transaction, we have been clear in our belief that the benefits of a business combination are significant and are simply too compelling to ignore. We believe this is a win-win transaction for both companies as it would, among other things:

●	Drive future accelerated growth in revenues and profits for the combined company as a leader in our targeted markets;
●

Offer customers access to an integrated, turnkey offering that enables a multitude of high value applications in the areas of dealer operational efficiency, vehicle security and monitoring, vehicle safety, maintenance and service, and automotive insurance, among others; and

●	Increase innovation and reliability through our combined technology offerings, thereby helping to ensure that our customers and partners remain competitive in today’s rapidly evolving markets.

Our companies share a similar strategic vision: to drive the broad adoption of vehicle telematics technologies and applications to the market worldwide. The combination of LoJack’s world renowned brand and strong relationships with CalAmp’s leading portfolio of wireless connectivity devices, software, services and applications would create a market leader that is well-positioned to achieve this exciting vision.

Moreover, we respect and admire LoJack and expect that the combined company will draw from LoJack’s considerable relationships, particularly in the auto dealer channel, that have been cultivated over many years and are some of the longest standing in the industry.

We continue to be in a position to move forward expeditiously to negotiate and finalize a transaction. As you know, we previously engaged Canaccord Genuity as our financial advisor, and Gibson, Dunn & Crutcher as our legal counsel. Importantly, as with all our previous offers, this offer includes no financing condition as we have ample financial resources to fund the proposed transaction.

The Board of Directors of CalAmp unanimously supports this offer and the combination of CalAmp and LoJack. As a next step, we and our advisors are ready to meet with you and your team to complete our due diligence and negotiate a definitive agreement. We are confident that with close cooperation and focus among our respective teams, we can move expeditiously to complete due diligence and execute a definitive agreement.

While it remains our strong desire and preference to work with you and the LoJack Board of Directors toward a mutually agreeable transaction, we are well advised and prepared to take the necessary actions to realize the value inherent in this proposed combination.

CalAmp Offers to Acquire LoJack
December 10, 2015

This letter is non-binding and is not intended to create or constitute any legally binding obligation, liability or commitment regarding the contemplated transaction, including any obligation to negotiate or enter into an agreement, and there will be no legally binding agreement regarding the contemplated transaction unless and until a definitive transaction agreement is executed.

In closing, we are excited by the prospect of combining our two businesses and are confident your shareholders will strongly support the substantial value we are offering to them.

We trust you and your Board will carefully evaluate this highly attractive and extremely compelling opportunity.

Sincerely,

/s/ Michael Burdiek
Michael Burdiek
President and Chief Executive Officer

cc:	Mr. Rory Cowan, Chairman of the Board
Mr. Alan L. Bazaar, Director
Mr. Gary E. Dilts, Director
Ms. Marcia J. Hooper, Director
Mr. Phil Horlock, Director
Mr. John H. MacKinnon, Director
Mr. David J. Shea, Director
Mr. Edward F. Davis, III, Director
Mr. John Janitz, Director
Mr. Jose M. Oxholm-Uribe, SVP & GC

This offer does not include a financing condition, and CalAmp is prepared to execute the offer using cash on hand.

Canaccord Genuity is serving as financial advisor to CalAmp and Gibson, Dunn & Crutcher is serving as legal counsel.

About CalAmp

CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp's extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. For more information, please visit www.calamp.com.

CalAmp Offers to Acquire LoJack
December 10, 2015

Forward-Looking Statements

All statements in this release, other than statements or characterizations of historical fact, are forward-looking statements which include, without limitation, statements relating to CalAmp’s plans, strategies, objectives, expectations, intentions, projections, and other information regarding future performance, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “could,” “plans,” “intends,” “seeks,” “believes,” “anticipates,” “expects,” “estimates,” “judgment,” “goal,” and variations of these words and similar expressions, are intended to identify forward-looking statements. The forward-looking statements in this release address a variety of subjects, including the potential market leadership resulting from the proposed business combination with LoJack, the anticipated broad global adoption of vehicle telematics technologies and applications, the expected stakeholder benefits of the proposed business combination, and any other statements of belief or about CalAmp’s plans, beliefs, or expectations. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that LoJack’s business will not be successfully integrated with CalAmp’s business or complement its products, services, and solutions, gross margins, and operational and other cost synergies; costs associated with the proposed business combination; and other acquisition-related risks. These forward-looking statements also reflect CalAmp’s current views with respect to future events and are subject to certain risks and uncertainties that are difficult to predict, including, without limitation, the risks and uncertainties that are set forth in Part I, Item 1A of the Annual Report on Form 10-K (Risk Factors) for the year ended February 28, 2015 as filed with the Securities and Exchange Commission on April 21, 2015. Such risks and uncertainties could cause actual results to differ materially from historical or anticipated results. Although CalAmp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. CalAmp undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

AT CALAMP:
Garo Sarkissian
Sr. VP of Corporate Development
(805) 987-9000

AT ADDO COMMUNICATIONS:
Lasse Glassen
General Information
(424) 238-6249
lasseg@addocommunications.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Eric Brielmann or Arielle Rothstein, (415) 869-3950
or
Dan Katcher or Joseph Sala, (212) 355-4449